Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan, FMSA Holdings Inc. Stock Option Plan, FMSA Holdings Inc. Long Term Incentive Compensation Plan of Unimin Corporation (to be renamed Covia Holdings Corporation, the “Company”) of our report dated March 21, 2018, with respect to the consolidated financial statements of the Company for the year ended December 31, 2017 included in its Registration Statement (Form S-4 No. 333-224228), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
May 31, 2018